Exhibit 99.1

EVICORE CLOSE PRESS RELEASE

EXPRESS SCRIPTS CLOSES ACQUISITION OF EVICORE;

COMPANIES UNITE TO IMPROVE HEALTHCARE FOR 100 MILLION AMERICANS

•	Improves ability to address enormous inefficiencies and unnecessary spending

•	Leverages evidence-based medicine, advanced data analytics and clinical specialization to improve care and control cost across pharmacy and medical platforms

•	Delivers accretion to growth, earnings and cash flow

ST. LOUIS, MO and BLUFFTON, SC (Dec. 15, 2017) – Express Scripts Holding Company (NASDAQ: ESRX) today announced that it has completed the acquisition of privately held eviCore healthcare, the industry leader in evidence-based medical benefit management services, for $3.6 billion. Beginning today, eviCore contributes to Express Scripts’ overall growth and ability to deliver improved clinical outcomes and savings for health plans, purchasers and patients.

The combination of two industry leaders, with common values and complementary strengths, creates a powerhouse in the drive to improve patient health outcomes while controlling costs and eliminating wasteful spend. The companies each will continue to apply evidence-based medicine, advanced data analytics and deep clinical specialization across Express Scripts’ leading pharmacy benefit management offering and eviCore’s medical benefits management (MBM) platform.

“Americans want access to the best care at a reasonable cost,” said Tim Wentworth, President and CEO of Express Scripts. “Joining forces with eviCore accelerates our shift toward holistic patient benefit management. It allows us, in partnership with health plans and payers, to target our country’s enormous healthcare waste due to nonadherence to medicine, unnecessary procedures and a lack of coordinated, evidence-based care.”

“Together with Express Scripts, we can better help health plans and payers meet the challenge of containing costs while still providing comprehensive, affordable healthcare benefits,” said John Arlotta, who remains CEO of eviCore while also joining Express Scripts’ senior leadership team. “They’re looking for fewer and more strategic partners to drive value and serve employees. That’s what we offer.”

eviCore, which helps manage medical benefits for 100 million people, offers a broad range of integrated MBM solutions with leading positions in radiology, cardiology, musculoskeletal disorders, post-acute care and medical oncology. eviCore contracts with health plans, including their respective employer clients, to better ensure appropriate use of healthcare services. eviCore has approximately 4,000 employees and will operate as a standalone business unit within Express Scripts.

Among the capabilities eviCore brings to Express Scripts is a broader ability to drive value in the use of Specialty medications, which are used to treat complex and chronic conditions, and comprise the most expensive and fastest-growing portion of pharmaceutical spend. Nearly half of total Specialty drug spend occurs in the medical benefit. The combined company is the industry’s most comprehensive specialty benefit organization.

The acquisition also establishes Express Scripts’ platform in the large and growing MBM market. It targets the total healthcare industry, which represents nearly $3.4 trillion in annual spend – more than eight times larger than the pharmacy segment alone. The company is positioned to best manage the future of healthcare, including gene therapies, increased adoption of biosimilars and personalized medicine.

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Excluding transaction-related expenses and amortization of intangibles, Express Scripts expects the acquisition to be accretive to adjusted diluted earnings per share in 2018.

Express Scripts’ financial advisors on this transaction are Lazard Frères & Co., LLC and TripleTree, LLC, and its legal advisors are Skadden, Arps, Slate, Meagher & Flom, LLP and Holland & Knight LLP. eviCore’s financial advisors are J.P. Morgan and Morgan Stanley, and its legal advisors are Paul, Weiss, Rifkind, Wharton & Garrison LLP and Epstein Becker & Green, P.C.

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

About eviCore

eviCore offers proven, diversified medical benefits management solutions that help clients reduce costs while increasing quality of care for patients. The company provides these solutions to managed care organizations and risk-bearing provider organizations serving commercial, Medicare, and Medicaid populations. Powered by a team of specialized medical professional resources, extensive evidence-based guidelines, and advanced technologies, eviCore supports clients by ensuring the right evidence-based care is delivered at the right time to the right patient at the right site of care. Flexible medical benefits management solutions are offered in: Radiology; Cardiology; Musculoskeletal; Medical Oncology; Radiation Therapy; Specialty Drug Management; Sleep; Lab Management; and Post-Acute Care. eviCore is proud to help 100 million members receive higher quality, lower cost healthcare. For more information, please visit evicore.com.

Safe Harbor Statement

This press release contains forward-looking statements, including, but not limited to, business outlook and our statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ materially from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 1A – “Risk Factors” in

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the Company’s Annual Report on Form 10-K filed with the SEC on February 14, 2017 and the Company’s Quarterly Report on Form 10-Q filed with the SEC on July 25, 2017. A copy of these documents can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

Media Contact

Rachel Thimangu

314-684-5373

rthimangu@express-scripts.com

Investor Contact

Ben Bier

314-810-3115

Investor.relations@express-scripts.com

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